Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD SECOND QUARTER EARNINGS

AND ADDITIONAL $1 BILLION SHARE REPURCHASE AUTHORIZATION

MIAMI (June 28, 2016) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced adjusted net income of $370 million, or $0.49 diluted EPS for the second quarter of 2016 compared to adjusted net income for the second quarter of 2015 of $193 million, or $0.25 diluted EPS. For the second quarter of 2016, U.S. GAAP net income, which included unrealized gains on fuel derivatives of $242 million and $7 million of other expenses, was $605 million, or $0.80 diluted EPS. For the second quarter of 2015, U.S. GAAP net income was $222 million, or $0.29 diluted EPS. Revenues for the second quarter of 2016 were $3.7 billion compared to $3.6 billion for the prior year.

Carnival Corporation & plc President and CEO Arnold Donald stated, “Our strong second quarter demonstrates continued momentum as we again achieved a near doubling of adjusted earnings per share. Our ongoing effort to drive demand for our brands in excess of our measured capacity growth has led to increased revenues and helped maintain the mid-point of our full year earnings guidance despite the recent currency movements and rises in fuel prices that combined represent a negative $0.17 per share.”

Donald also noted several major milestones that will contribute to the future of the company including the re-mastering of Queen Mary 2, the opening of Holland America’s Denali square complex in Alaska and the introduction of AIDA Cruises’AIDAprima, Holland America Line’s Koningsdam, and Carnival Cruise Line’s Carnival Vista. In addition, building on a legacy of pioneering achievements, Carnival Corporation became the first cruise company to begin operating voyages from the US to Cuba in more than four decades through its Fathom brand - a historic moment that captured worldwide media coverage.

Key metrics for the second quarter 2016 compared to the prior year were as follows:

•	On a constant currency basis, net revenue yields (net revenue per available lower berth day or “ALBD”) increased 3.6 percent for the 2Q 2016, which was better than the company’s guidance of up 1.5 to 2.5 percent. Gross revenue yields increased 1.3 percent.

•	Net cruise costs excluding fuel per ALBD decreased 1.9 percent in constant currency, compared to March guidance, up 0.5 to 1.5 percent due to the timing of expenses between quarters. Gross cruise costs including fuel per ALBD in current dollars decreased 5.4 percent.

•	Changes in fuel prices (including fuel derivatives) and currency exchange rates contributed $0.04 per share to second quarter earnings.

2016 Outlook

At this time, cumulative advance bookings for the remainder of the year are well ahead of the prior year at slightly higher prices. Since March, bookings for the remainder of the year are at higher prices with volumes running lower than last year because there is less inventory remaining for sale than at this time in 2015.

The company expects full year 2016 net revenue yields on a constant currency basis to be up approximately 3.5 percent versus the prior year, compared to March guidance of approximately 3 percent. The company now expects full year 2016 net cruise costs excluding fuel per ALBD to be up approximately 1.5 percent compared to the prior year on a constant currency basis, better than March guidance of approximately 2.0 percent. Changes in fuel prices (including fuel derivatives) and currency exchange rates are expected to reduce full year earnings by $0.17 per share compared to March guidance.

Taking the above factors into consideration, the company expects full year 2016 adjusted earnings per share guidance to be in the range of $3.25 to $3.35, compared to March guidance of $3.20 to $3.40 and 2015 adjusted earnings of $2.70 per share.

Donald noted, “This is shaping up to be another strong year for our company as we expect over 20 percent earnings growth and are approaching a nine percent return on invested capital. We have accelerated progress toward our stated goal of achieving the double digit return threshold and have accelerated distributions to shareholders. We recently raised our dividend by 17 percent to over $1 billion per year. Since October, we have repurchased nearly $1.9 billion in shares under our stock repurchase program. Yesterday, our Board of Directors approved our third $1 billion share repurchase authorization demonstrating confidence in our outlook and reinforcing our commitment to return value to shareholders.”

Third Quarter 2016 Outlook

Third quarter constant currency net revenue yields are expected to be up 2 to 3 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the third quarter are expected to be 6 to 7 percent higher on a constant currency basis compared to the prior year driven by the timing of advertising expense and the re-mastering of Queen Mary 2 in dry-dock. Changes in fuel prices (including fuel derivatives) and currency exchange rates are expected to increase third quarter earnings by $0.01 per share compared to the prior year.

Based on the above factors, the company expects adjusted earnings for the third quarter 2016 to be in the range of $1.83 to $1.87 per share versus 2015 adjusted earnings of $1.75 per share.

Selected Key Forecast Metrics

	Full Year 2016		Third Quarter 2016
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency

Net revenue yields	Up slightly	Approx 3.5%	(1.0) to 0.0%	2.0 to 3.0%

Net cruise costs excl. fuel / ALBD	Up slightly	Approx 1.5%	4.0 to 5.0%	6.0 to 7.0%

		Full Year 2016	Third Quarter 2016
Fuel price per metric ton		$280	$339
Fuel consumption (metric tons in thousands)		3,270	810
Currency:	Euro	$1.10 to €1	$1.10 to €1
	Sterling	$1.38 to £1	$1.32 to £1
	Australian dollar	$0.74 to A$1	$0.74 to A$1
	Canadian dollar	$0.76 to C$1	$0.77 to C$1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2016 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest leisure travel company in the world, and among the most profitable and financially strong in the industry. With a portfolio of 10 cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Fathom, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships visiting over 700 ports around the world and totaling 225,000 lower berths with 15 new ships scheduled to be delivered between 2016 and 2020. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P500 and the FTSE 100 indices.

Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact our outlook including, among other things, the forecasting of our net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; currency exchange rates; net cruise costs excluding fuel per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and adjusted earnings per share. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew;

•	Economic conditions and adverse world events affecting the safety and security of travel, such as civil unrest, armed conflicts and terrorist attacks;

•	Changes in and compliance with laws and regulations relating to environment, health, safety, security, tax and anti-corruption under which we operate;

•	Disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	Ability to recruit, develop and retain qualified personnel;

•	Increases in fuel prices;

•	Fluctuations in foreign currency exchange rates;

•	Misallocation of capital among our ship, joint venture and other strategic investments;

•	Future operating cash flow may not be sufficient to fund future obligations and we may be unable to obtain financing;

•	Deterioration of our cruise brands’ strengths and our inability to implement our strategies;

•	Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations and increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	Failure to keep pace with developments in technology;

•	Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect and our international operations are subject to additional risks not generally applicable to our U.S. operations;

•	Competition from and overcapacity in the cruise ship and land-based vacation industry;

•	Economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	Changes in global consumer confidence and impacts to various foreign currency exchange rates as a result of the vote in the UK to withdraw from the European Union (“EU”);

•	Friction in travel, changes to international tax treaties and changes to laws and regulations that could result from the exit of the UK from the EU;

•	Litigation, enforcement actions, fines or penalties;

•	Lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	Union disputes and other employee relationship issues;

•	Decisions to self-insure against various risks or the inability to obtain insurance for certain risks at reasonable rates;

•	Reliance on third-party providers of various services integral to the operations of our business;

•	Business activities that involve our co-investment with third parties;

•	Disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	Our shareholders may be subject to the uncertainties of a foreign legal system since Carnival Corporation and Carnival plc are not U.S. corporations;

•	Small group of shareholders may be able to effectively control the outcome of shareholder voting;

•	Provisions in Carnival Corporation’s and Carnival plc’s constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests and

•	The DLC arrangement involves risks not associated with the more common ways of combining the operations of two companies.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2016	2015	2016	2015
Revenues
Cruise
Passenger tickets	$2,696	$2,628	$5,414	$5,260
Onboard and other	978	927	1,901	1,816
Tour and other	31	35	42	44

	3,705	3,590	7,357	7,120

Operating Costs and Expenses
Cruise
Commissions, transportation and other	495	481	1,077	1,067
Onboard and other	123	114	240	225
Payroll and related	502	469	994	936
Fuel	196	333	383	650
Food	248	242	495	482
Other ship operating	667	734	1,271	1,332
Tour and other	27	31	41	47

	2,258	2,404	4,501	4,739
Selling and administrative	532	491	1,083	1,020
Depreciation and amortization	437	406	861	807

	3,227	3,301	6,445	6,566

Operating Income	478	289	912	554

Nonoperating (Expense) Income
Interest income	2	2	3	4
Interest expense, net of capitalized interest	(57)	(57)	(108)	(114)
Gains (losses) on fuel derivatives, net (a)	171	(13)	(65)	(181)
Other income, net	13	5	8	15

	129	(63)	(162)	(276)

Income Before Income Taxes	607	226	750	278

Income Tax Expense, Net	(2)	(4)	(3)	(7)

Net Income	$605	$222	$747	$271

Earnings Per Share
Basic	$0.81	$0.29	$0.99	$0.35

Diluted	$0.80	$0.29	$0.98	$0.35

Adjusted Earnings Per Share-Diluted (b)	$0.49	$0.25	$0.88	$0.45

Dividends Declared Per Share	$0.35	$0.25	$0.65	$0.50

Weighted-Average Shares Outstanding – Basic	751	778	758	777

Weighted-Average Shares Outstanding – Diluted	753	780	761	780

(a)	During the three months ended May 31, 2016 and 2015, our gains (losses) on fuel derivatives, net include net unrealized gains of $242 million and $34 million and realized (losses) of $(71) million and $(47) million, respectively. During the six months ended May 31, 2016 and 2015, our (losses) on fuel derivatives, net include net unrealized gains (losses) of $96 million and $(78) million and realized (losses) of $(161) million and $(103) million, respectively.
(b)	See the U.S. GAAP net income to adjusted net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	May 31, 2016	November 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$519	$1,395
Trade and other receivables, net	334	303
Insurance recoverables	108	109
Inventories	315	330
Prepaid expenses and other	324	314

Total current assets	1,600	2,451

Property and Equipment, Net	33,244	31,818	(a)

Goodwill	3,019	3,010

Other Intangibles	1,305	1,308	(a)

Other Assets	683	650

	$39,851	$39,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$410	$30
Current portion of long-term debt	836	1,344
Accounts payable	667	627
Accrued liabilities and other	1,653	1,683
Customer deposits	4,275	3,272

Total current liabilities	7,841	6,956

Long-Term Debt	8,183	7,413

Other Long-Term Liabilities	1,036	1,097

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 654 shares at 2016 and 653 shares at 2015 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2016 and 2015 issued	358	358
Additional paid-in capital	8,605	8,562
Retained earnings	20,320	20,060
Accumulated other comprehensive loss	(1,648)	(1,741)
Treasury stock, 99 shares at 2016 and 70 shares at 2015 of Carnival Corporation and 26 shares at 2016 and 27 shares at 2015 of Carnival plc, at cost	(4,851)	(3,475)

Total shareholders’ equity	22,791	23,771

	$39,851	$39,237

(a)	On December 1, 2015, we adopted the Financial Accounting Standards Board’s Service Concession Arrangements amended guidance and, accordingly, reclassified $70 million from Property and Equipment, Net to Other Intangibles on our November 30, 2015 Consolidated Balance Sheet.

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2016	2015	2016	2015
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	19,693	19,307	38,983	37,891
Occupancy percentage (b)	104.1%	102.8%	104.1%	102.9%
Passengers carried (in thousands)	2,781	2,608	5,340	5,071
Fuel consumption in metric tons (in thousands)	808	810	1,623	1,593
Fuel consumption in metric tons per thousand ALBDs	41.0	41.9	41.6	42.0
Fuel cost per metric ton consumed	$243	$411	$236	$408
Currencies
U.S. dollar to euro	$1.13	$1.10	$1.11	$1.13
U.S. dollar to sterling	$1.44	$1.52	$1.44	$1.53
U.S. dollar to Australian dollar	$0.75	$0.78	$0.73	$0.79
U.S. dollar to Canadian dollar	$0.78	$0.81	$0.75	$0.81

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,883	$1,515	$2,681	$2,286
Capital expenditures	$1,636	$439	$1,966	$1,381
Dividends paid	$227	$194	$459	$388

Notes to Statistical Information

(a)	ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2016	2016 Constant Dollar	2015	2016	2016 Constant Dollar	2015
Passenger ticket revenues	$2,696	$2,699	$2,628	$5,414	$5,496	$5,260
Onboard and other revenues	978	979	927	1,901	1,921	1,816

Gross cruise revenues	3,674	3,678	3,555	7,315	7,417	7,076

Less cruise costs
Commissions, transportation and other	(495)	(493)	(481)	(1,077)	(1,097)	(1,067)
Onboard and other	(123)	(123)	(114)	(240)	(243)	(225)

	(618)	(616)	(595)	(1,317)	(1,340)	(1,292)

Net passenger ticket revenues	2,201	2,206	2,147	4,337	4,399	4,193
Net onboard and other revenues	855	856	813	1,661	1,678	1,591

Net cruise revenues	$3,056	$3,062	$2,960	$5,998	$6,077	$5,784

ALBDs	19,693,362	19,693,362	19,306,832	38,983,272	38,983,272	37,890,712

Gross revenue yields	$186.55	$186.78	$184.15	$187.65	$190.27	$186.76
% increase vs. 2015	1.3%	1.4%		0.5%	1.9%

Net revenue yields	$155.21	$155.50	$153.29	$153.87	$155.90	$152.65
% increase vs. 2015	1.2%	1.4%		0.8%	2.1%

Net passenger ticket revenue yields	$111.78	$112.03	$111.20	$111.25	$112.85	$110.66
% increase vs. 2015	0.5%	0.7%		0.5%	2.0%

Net onboard and other revenue yields	$43.43	$43.48	$42.09	$42.61	$43.05	$41.99
% increase vs. 2015	3.2%	3.3%		1.5%	2.5%

	Three Months Ended May 31,			Six Months Ended May 31,
	2016	2016 Constant Currency	2015	2016	2016 Constant Currency	2015
Net passenger ticket revenues	$2,201	$2,267	$2,147	$4,337	$4,532	$4,193
Net onboard and other revenues	855	860	813	1,661	1,691	1,591

Net cruise revenues	3,056	3,127	2,960	5,998	6,223	5,784

ALBDs	19,693,362	19,693,362	19,306,832	38,983,272	38,983,272	37,890,712

Net revenue yields	$155.21	$158.80	$153.29	$153.87	$159.63	$152.65
% increase vs. 2015	1.2%	3.6%		0.8%	4.6%

Net passenger ticket revenue yields	$111.78	$115.12	$111.20	$111.25	$116.26	$110.66
% increase vs. 2015	0.5%	3.5%		0.5%	5.1%
Net onboard and other revenue yields	$43.43	$43.68	$42.09	$42.61	$43.37	$41.99
% increase vs. 2015	3.2%	3.8%		1.5%	3.3%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2016	2016 Constant Dollar	2015	2016	2016 Constant Dollar	2015
Cruise operating expenses	$2,231	$2,232	$2,373	$4,460	$4,522	$4,692
Cruise selling and administrative expenses	530	530	489	1,079	1,092	1,016

Gross cruise costs	2,761	2,762	2,862	5,539	5,614	5,708
Less cruise costs included above
Commissions, transportation and other	(495)	(493)	(481)	(1,077)	(1,097)	(1,067)
Onboard and other	(123)	(123)	(114)	(240)	(243)	(225)
Gain on ship sale	—	—	2	2	2	4
Restructuring expenses	(2)	(2)	(7)	(2)	(2)	(7)
Other (c)	(5)	(5)	—	(21)	(21)	—

Net cruise costs	2,136	2,139	2,262	4,201	4,253	4,413
Less fuel	(196)	(196)	(333)	(383)	(383)	(650)

Net cruise costs excluding fuel	$1,940	$1,943	$1,929	$3,818	$3,870	$3,763

ALBDs	19,693,362	19,693,362	19,306,832	38,983,272	38,983,272	37,890,712

Gross cruise costs per ALBD	$140.18	$140.28	$148.22	$142.08	$144.01	$150.64
% decrease vs. 2015	(5.4)%	(5.4)%		(5.7)%	(4.4)%

Net cruise costs per ALBD	$108.46	$108.63	$117.11	$107.75	$109.10	$116.45
% decrease vs. 2015	(7.4)%	(7.2)%		(7.5)%	(6.3)%

Net cruise costs excluding fuel per ALBD	$98.49	$98.67	$99.88	$97.93	$99.27	$99.28
% decrease vs. 2015	(1.4)%	(1.2)%		(1.4)%	0.0%

	Three Months Ended May 31,			Six Months Ended May 31,
	2016	2016 Constant Currency	2015	2016	2016 Constant Currency	2015
Net cruise costs excluding fuel	$1,940	$1,930	$1,929	$3,818	$3,864	$3,763

ALBDs	19,693,362	19,693,362	19,306,832	38,983,272	38,983,272	37,890,712

Net cruise costs excluding fuel per ALBD	$98.49	$98.01	$99.88	$97.93	$99.12	$99.28
% decrease vs. 2015	(1.4)%	(1.9)%		(1.4)%	(0.2)%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Adjusted fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2016	2015	2016	2015
Net income
U.S. GAAP net income	$605	$222	$747	$271
Unrealized (gains) losses on fuel derivatives, net (d)	(242)	(34)	(96)	78
Gain on ship sale (e)	—	(2)	(2)	(4)
Restructuring expenses (e)	2	7	2	7
Other (c) (e)	5	—	21	—

Adjusted net income	$370	$193	$672	$352

Weighted-average shares outstanding	753	780	761	780

Earnings per share
U.S. GAAP earnings per share	$0.80	$0.29	$0.98	$0.35
Unrealized (gains) losses on fuel derivatives, net (d)	(0.32)	(0.05)	(0.13)	0.10
Gain on ship sale (e)	—	—	—	(0.01)
Restructuring expenses (e)	—	0.01	—	0.01
Other (c) (e)	0.01	—	0.03	—

Adjusted earnings per share	$0.49	$0.25	$0.88	$0.45

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business; gains and losses on ship sales and ship impairments, net; and restructuring and other expenses that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net and restructuring and other expenses from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business.

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs because it would be too difficult to prepare reliable U.S. GAAP forecasts of gross cruise revenues and gross cruise costs without unreasonable effort.

In addition, our Europe, Australia & Asia (“EAA”) segment and Cruise Support segment operations utilize the euro, sterling and Australian dollar as their functional currencies to measure their results and financial condition. This subjects us to foreign currency translational risk. All of our North America, EAA and Cruise Support segments’ operations also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We report non-GAAP financial measures on a “constant dollar” and “constant currency” basis assuming the 2016 period currency exchange rates have remained constant with the 2015 period rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a Non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations.

Constant currency reporting is a Non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for our North America, EAA and Cruise Support segments.

Examples:

•	The translation of our EAA segment operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•	Our North America segment operations have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies it increases the U.S. dollar revenues and expenses.

•	Our EAA segment operations have a euro, sterling and Australian dollar functional currencies but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies it increases the functional currency revenues and expenses.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. We have not provided a reconciliation between forecasted adjusted earnings per share guidance and forecasted U.S. GAAP earnings per share guidance because it would be too difficult to prepare reliable U.S. GAAP guidance without unreasonable effort. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	Insignificant costs were included in the income statement in previous periods.

(d)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(e)	We believe that the gain on ship sale and restructuring expenses recognized in the three and six months ended May 31, 2016 and 2015 and the other expenses recognized in the three and six months ended May 31, 2016 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the gain on ship sale and the restructuring and other expenses to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on an adjusted basis only.